CONSULTING AGREEMENT

For Investor Relations Services

BETWEEN

Catawba Global, Ltd., a BVI company with offices located at: 22 rue de la Berra, 1630 Bulle, Switzerland (hereinafter referred to as the "Consultant").

AND

Radiant Pharmaceuticals Corporation (NYSE Amex: RPC) a Delaware corporation with offices located at: 2492 Walnut Ave., Suite 100, Tustin CA 92780 (hereinafter referred to as the "Company").

Whereas, the Company is a public company, whose securities are traded on the NYSE-Amex, which seeks to engage with professional outside consultants in order to expand its shareholder base; and

Whereas, the Consultant provides investor relations consulting services to public companies;

Now therefore, the Company and the Consultant have agreed to enter into this Consulting Agreement for their mutual benefit and agree as follows on this the day 27th day of April, 2011.

I. Description of Services

(1)  The Consultant represents and warrants to the Company that the Consultant has the required skills and experience to perform the duties and exercise the responsibilities required of the Consultant as an investor relations consultant. In carrying out these duties and responsibilities, the Consultant shall comply with all lawful and reasonable instructions as may from time to time be given by officers and directors of the Company.

(2)  The Consultant specifically agrees to act in an advisory and consultative capacity only in respect of the following areas of responsibility:

(a)    To organize and make presentations to and hold discussions with investors, financial and industry analysts, registered brokers and financial writers in Europe and the Middle East with a view to informing such groups about developments in the Company's business and affairs;

(b)    To develop a database of individual persons, financial institutions or other such groups in Europe and the Middle East (hereinafter referred to as the "Contacts") potentially interested in receiving information relating to the Company and to make efforts to efficiently provide information that is requested and that is non-confidential.

(c)   To provide guidance in the preparation, writing and dissemination of press releases, corporate updates and reports, and annual reports, should the Company request such assistance;

(d)   To provide verbal updates and disseminate press releases issued by the Company;

(e)   To identify and communicate directly with potential individual, corporate, and institutional investors in Eastern Europe and the Middle East potentially interested in the company; within the boundaries of all applicable laws and securities regulations;

(3)  It is understood and agreed that all forecasts and financial projections are to be prepared solely by the management of the Company and that the Consultant shall obtain the Company's approval for any and all content before distributing or otherwise disseminating any information or material of whatever nature of kind relating to the Company to any person or group. Approval shall not be required for the distribution of any material that is, at the time of distribution, already generally available to the public.

(4)  The Consultant and Company agree to comply with and be bound by the terms and conditions of this Consulting Agreement.

(5)  In consideration of the Consultant's agreement hereto and the Consultant's performance in accordance herewith, the Company retains the Consultant as an investors relations consultant for a term of eight months commencing, May 1, 2011 and ending on December 31, 2011 (the "Term of the Agreement").

II. Performance of Services

During the Term of the Agreement the Consultant shall well and faithfully serve the Company as an independent contractor. The Company acknowledges that the Consultant may be engaged in the business of investor relations and ancillary functions on behalf of other companies whether public or private. It shall be expressly understood that Consultant shall have no power to bind the Company to any contract or obligation or to transact any business in the Company's name or on behalf of the Company in any manner.

The Consultant's duty is to provide a strategic investor relations program by:

(1)    Communicating Company's quantitative and qualitative value drivers in an easily understood manner;

(2)    Articulating Company's differentiating characteristics from other approved diagnostic tests that have already received regulatory approval by the U.S. FDA.

(3)    Managing investor expectations by articulating information regarding the Company's reasonable expectations for success in achieving regulatory approvals based upon clinical tests and studies, and regulatory approvals outside of the United States.

(4)   Targeting industry analysts, portfolio managers, fund managers, and retail stock brokers that will be most responsive to the Company's story )such as those Contacts focusing or specializing in micro-cap and or special situations.

(5)   Coordinating with management's travel to schedule one-on-one meetings and or small group meetings with individuals, corporations, or groups both domestically and internationally that are interested to learn more about the Company. Such gatherings can be referred to as "road shows" and can be planned and arranged in conjunction with Company's management. In the event Company wishes to undertake such road shows, Company hereby agrees to pay or reimburse all pre-approved costs of Consultant's travel and lodging expenses as my be incurred during a road show.

III. Confidential Information

(1) The Consultant acknowledges that in the performance of its duties it may acquire information about certain matters or events, which are confidential to the Company (the "Information") and which Information is the exclusive property of the Company, including but not limited to:

(a) Lists of present and prospective customers and related information

(b) Pricing and sales policies for Company's products

(c) List of suppliers and customers or prospective suppliers and customers

(d) Trade secrets

(e) Information about Company's finances

(f)  Information about existing or potential joint ventures with Company

(g) Information about regulatory approval processes underway

(h) Information about clinical trials underway

(2) The Consultant acknowledges such information is and will remain the sole property of the Company. Accordingly, the Consultant undertakes to treat confidentially all such information and agrees not to disclose same to any third party. The Consultant will only distribute, discuss, and disseminate non-confidential information.

IV. Non-competition

The Consultant agrees that, during the Term of the Agreement and for a period of six (6) months following termination of the Agreement, it will not engage in a business relationship with another company that could reasonably be deemed a direct competitor of the Company.

V. Remuneration

(1) In consideration of the Consultant's undertaking and the performance of the obligations contained herein, the Company shall issue on the date hereof (or as soon as is practically possible) seven hundred and fifty thousand (750,000) shares of common stock (the "Shares") of the Company, which shares shall vest month. Three months or 250,000 shares will be immediately released upon signing this agreement and approval the NYSE Amex, with the remaining 500,000 shares paid out at a rate of 71,428 shares paid out monthly after that. The Shares shall be released to the Consultant upon the completion of each month of service. In the event of a termination pursuant to Section VII, any unvested Shares shall be cancelled by the Company.

(2) The Company agrees that the 750,000 shares issued to Consultant hereunder shall be entitled to so-called "piggyback registration rights" for a period of one year from the date hereof. In the event that the Company proposes to register any of its equity securities pursuant to a Registration Statement on Form S-l, S-3, or S-4 for cash and if such registration would permit the registration of the shares issued to Consultant, if permitted by the underwriter, the Company agrees to use its best efforts to register Consultant's shares issued hereunder in the same registration. After the one-year period, Consultant's piggyback registration rights shall expire. Thereafter, Consultant shall rely on Rule 144 and shall comply therewith in connection with the sale or transfer of the shares of common stock issued pursuant to this Agreement.

VI. The Company's Property

The Consultant acknowledges that all items used by the Consultant pursuant to the Consultant's services under this Consulting Agreement or furnished by the Company to the Consultant, including without limitation all equipment, automobiles, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly upon the termination of the Consultant's services.

VII. Termination

Either party upon the giving of not less than sixty (60) days written notice may terminate this Agreement, delivered to the parties at such address to the Consultant's address above. Any such notice shall be deemed to be properly given when transmitted by way of registered mail or delivered by courier. The sixty (60) days termination period shall not begin until the other party has received or is deemed to have received the notice of termination.

VIII. Notices

(1)    Any notice required or permitted to be given to the Consultant shall be sufficiently given, if delivered to the Consultant via courier or, if mailed, by registered mail to the Consultant's address above.

(2)    Any notice required or permitted to be given to the Company shall be sufficiently given, if mailed by registered mail or delivered by courier to the Company's headquarters in Tustin, California.

IX. Severability

In the event that a court of competent jurisdiction shall deem any provision or part of this Consulting Agreement void or invalid, the remaining provisions or parts shall be and remain in full force and effect.

X. Entire Agreement

This Agreement constitutes the entire Agreement between the parties hereto with respect to the employment of the Consultant and any and all previous agreements, written or oral, express or implied between the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any such agreement.

XI. Modification of Agreement

Any modification of this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

XII Headings

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

XIII. Governing Law;Dispute Resolution.

a.           This Agreement shall be interpreted, controlled, and enforced in accordance with the substantive laws of the State of Delaware.

b.           Each party shall bear its own expenses in any litigation conducted under this section.

c.           Disputes; Arbitration:

(i)     Mandatory Arbitration. All disputes arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section XIII(c).

(ii)     Arbitration. Any arbitration commenced pursuant to this Section XIII(c) will be conducted in Tustin, California under the Commercial Rules of the American Arbitration Association ("AAA") by arbitrators appointed in accordance with such rules. The arbitration will be conducted by a panel of three arbitrators, one chosen by each party to this AGREEMENT and the third by agreement of the parties; failing agreement within 30 days of commencement of the arbitration proceeding, the AAA will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

XIV. Signatures

Facsimile signatures will have the same force and effect as originals.

IN WITNESS WHEREOF this Agreement has been accepted and executed by the parties to it, the day, month and year first written above.

/s/ Douglas MacLellan
Douglas MacLellan, CEO
Radient Pharmaceuticals, Inc.

Date: May 1,2011

/s/ Jocelyne Schechter
Jocelyne Schechter
Catawba Global, Ltd.

Date: May 1,2011